SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AIRBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	91-2065027 (I.R.S. Employer Identification No.)

3101 Western Avenue
P.O. Box 662
Seattle, Washington 98111
(206) 285-4600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be so Registered

Rights to Purchase Series A Participating Cumulative Preferred Stock	New York Stock Exchange Pacific Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Airborne, Inc., a Delaware corporation (the “Registrant”), hereby amends the Registration Statement on Form 8–A filed by its predecessor with the Securities and Exchange Commission on February 12, 1997, as amended.

Item 1.    Description of Securities to be Registered

On February 15, 2002, the Registrant announced the redemption of all the outstanding rights (the “Rights”) to purchase Series A Participating Cumulative Preferred Stock, without par value, of the Registrant issued pursuant to the Rights Agreement dated as of February 14, 1997 between the Registrant and The Bank of New York as Rights Agent, as amended. One Right is attached to each outstanding share of the Registrant’s common stock. The redemption is effective as of February 5, 2002 (the “Redemption Date”). From and after the Redemption Date, holders of Rights have no rights with respect thereto other than to receive a redemption payment of $0.005 per Right. The redemption payment will be paid on May 28, 2002 to shareholders of record on May 14, 2002. As a result of the redemption the Rights Agreement has terminated.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AIRBORNE, INC.

Dated: February 15, 2002	By:	/S/ DAVID C. ANDERSON
David C. Anderson, Secretary

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